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                                                                    EXHIBIT 23.2


                         Consent of Independent Auditors

We consent to the use in the Registration Statement on Form SB-2 of our report dated September 12, 2001 on the June 30, 2001 and 2000 consolidated financial statements of Quantech, Ltd. and Subsidiary (a development stage company) and to the reference to our Firm as "Experts" and "Selected Financial Data" in the Prospectus. Such report contains an explanatory paragraph relating to the uncertainty of the Company's ability to continue as a going concern. The consolidated financial statements do not include any adjustments that might result from the outcome of that uncertainty.

                                                McGladrey & Pullen, LLP

Minneapolis, Minnesota
June 13, 2002